EXHIBIT 99.1

Northern States
Financial Corporation

1601 North Lewis Avenue
P.O.Box 39
Waukegan, Illinois 60079-0039

847-244-6000

February 23, 2009

NORTHERN STATES FINANCIAL CORPORATION
ISSUES SHARES IN U.S. TREASURY CAPITAL PURCHASE PROGRAM

WAUKEGAN, IL, February 23, 2009 – Northern States Financial Corporation (Nasdaq: NSFC), holding company for NorStates Bank, a FDIC-insured financial institution, today announced that on February 20, 2009 it issued approximately $17.2 million of its senior preferred stock to the U.S. Department of the Treasury under the TARP Capital Purchase Program.

The Company also issued to the U.S. Treasury warrants to purchase 584,084 shares of common stock at an exercise price of $4.42 per share and an aggregate market value equal to 15% of the U.S. Treasury’s senior preferred investment.

With the addition of the capital from the U.S. Treasury, the Company’s pro forma total risk-based capital ratio and Tier 1 risk-based capital ratio at December 31, 2008, would have been 15.5% and 14.3%, respectively.

About Northern States Financial Corporation

Northern States Financial Corporation is the holding company for NorStates Bank, a full-service commercial bank with eight branches in Lake County, Illinois.  NorStates Bank is the successor to financial institutions dating to 1919.  NorStates Bank serves the populations of northeastern Illinois and southeastern Wisconsin.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted.  The Company undertakes no obligation to update these forward-looking statements in the future.  Factors that could have a material adverse effect on the Company’s operations and could affect the outlook or future prospects of the Company and its subsidiaries include, but are not limited to, the potential for further deterioration in the credit quality of the Company’s loan and lease portfolios, a continued increase in nonperforming loans, uncertainty regarding the Company’s ability to ultimately recover on loans currently on nonaccrual status, unanticipated changes in interest rates, general economic conditions, increasing regulatory compliance burdens or potential legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, deposit flows, competition, demand for loan products and financial services in the Company’s market area, and changes in accounting principles, policies and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements.

For Additional Information, Contact:

Scott Yelvington, Executive Vice President (847) 244-6000 Ext. 201

Websites:   ww.nsfc.com
www.nsfc.net